Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FIRST QUARTER

EARNINGS OF $37.4 MILLION

WAYNE, NJ – April 23, 2009 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, announced today first quarter results for 2009. The words “Valley,” “the Company,” “we,” “our” and “us” refer to Valley National Bancorp and its wholly owned subsidiaries, unless we indicate otherwise. We had net income of $37.4 million for the first quarter of 2009 compared to $31.6 million for the first quarter of 2008, and $16.9 million for the fourth quarter of 2008.

Adjusting for a five percent stock dividend declared April 14, 2009, payable May 22, 2009 to shareholders of record on May 8, 2009, fully diluted earnings per common share were $0.23 for the first quarter of 2009 as compared to $0.24 per share for the first quarter of 2008, and $0.10 per share for the fourth quarter of 2008. Accrued preferred dividends and accretion of the discount on preferred stock issued by Valley in November 2008 reduced fully diluted earnings per common share by $0.03 and $0.01, respectively, for the three months ended March 31, 2009 and December 31, 2008.

All other common share data presented was adjusted to reflect the stock dividend.

The following performance highlights occurred during the first quarter of 2009:

•

Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier I capital, and leverage capital were 13.91 percent, 12.07 percent, and 9.17 percent, respectively at March 31, 2009. As previously disclosed, Valley issued $300 million in preferred stock and a warrant to purchase approximately 2.4 million shares of Valley common stock under the United States Department of the Treasury Capital Purchase Program in November 2008.

•

Valley’s home equity and residential mortgage loan delinquencies remained below the banking industry averages. At March 31, 2009, Valley’s home equity and residential mortgage loan portfolios totaling approximately 24,000 individual loans had only 123 loans past due 30 days or more. These delinquencies totaled $25.3 million, or 0.91 percent of $2.8 billion in total home equity and residential mortgage loans. Total loans past due 30 days or more on Valley’s entire loan portfolio of $9.8 billion were 1.34 percent at March 31, 2009 compared to 1.06 percent at December 31, 2008. See “Credit Quality” section below for more details.

•	Net interest income on a fully tax equivalent basis increased $2.1 million from the fourth quarter of 2008 mainly due to a lower cost of funds. Interest expense on deposits benefited

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

from maturing time deposits repricing at lower rates during the period. Valley’s net interest margin also increased by 5 basis points to 3.35 percent. Due to the current trend in interest rates, management expects the net interest margin will continue to increase during the second quarter of 2009. See “Net Interest Income and Margin” section below for more details.

•

Valley continued to extend credit to new and existing customers (with over $300 million new loan originations in the first quarter of 2009) while maintaining its conservative underwriting standards. However, the overall loan portfolio declined by $305.8 million, or 12.1 percent on an annualized basis, to approximately $9.8 billion at March 31, 2009 compared to December 31, 2008 primarily due to management’s decision to sell most refinanced and new residential mortgage loan originations (priced at the current low level of interest rates) in the secondary market, as well as continued declines in our automobile portfolio caused by the lack of consumer demand and our high underwriting standards. As a result of the increased volume of residential mortgage sales, net gains on sales of loans increased $1.9 million from the fourth quarter of 2008.

•

Valley elected the early adoption of FASB Staff Position Nos. FAS 115-2, FAS 124-2, and FAS 157-2. Under the new fair value and other than temporary impairment guidance, Valley recorded other than temporary impairment charges totaling $2.2 million ($1.4 million after taxes) for estimated credit losses on three private label mortgage backed securities classified as available for sale. After the write downs, these securities had a combined book value of $36.5 million at March 31, 2009.

•

Net trading gains increased to $13.2 million for the first quarter of 2009 mainly due to the change in the fair value of Valley’s junior subordinated debentures issued to VNB Capital Trust I (which are carried at fair value). As of March 31, 2009, these debentures had a carrying value of $126.3 million and an unpaid contractual principal balance of $157.0 million.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “We are pleased with the level of our loan delinquencies and overall performance of the loan portfolios, especially in light of the current climate impacting our nation’s economy and many other financial institutions. Our credit quality, the hallmark of Valley, remains very high. Total delinquencies 30 days or more past due for the entire loan portfolio were 1.34 percent, of which only 0.62 percent are greater than 90 days past due or non-accrual loans. Despite our satisfactory loan performance, we recorded a $10.0 million provision for credit losses during the quarter, approximately $2.7 million greater than net charge-offs. The addition to our reserves was to provide for the potential risk of loan losses resulting from a continued downturn in the U.S. economy. The allowance for credit losses as a percentage of total loans increased 6 basis points to 0.99 percent at March 31, 2009 as compared to December 31, 2008 and increased 12 basis points compared to March 31, 2008.

During the fourth quarter we issued $300 million in preferred stock under the Treasury’s Capital Purchase Program as a precautionary measure to protect us and our common shareholders from the illiquid financial markets and further deterioration in the U.S. economy. We continued to utilize these

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

funds in our lending operations during the first quarter of 2009 using our traditional conservative lending philosophy. During the first quarter of 2009 we originated over $300 million in new loans despite the decline in our overall loan portfolio mainly caused by low consumer demand for auto loans, our sale of most residential loan originations due to the low interest environment, and seasonal declines in our New York commercial customer line usage.

Although not asked to do so by the Federal Government, Valley’s management is closely evaluating its future capital needs by stress testing our balance sheet under extreme assumptions regarding the future state of the U.S. economy and our local markets. Based on such tests, or actual changes in the current financial market conditions, we may request permission from our regulators to repay all or part of the Capital Purchase Program funds to the Treasury.

We continue to serve our customers, our communities and our shareholders during these difficult times. We believe our commitment to quality loans and consistent underwriting standards will allow us to prevail as the economy continues to work through the recession.”

Credit Quality

Given the state of the U.S. economy and the low level of our loan delinquencies and losses relative to our peers, management believes that our credit quality remains good. Our focus has been and continues to be on traditional lending, utilizing our time-tested conservative underwriting approach. With a loan portfolio totaling approximately $9.8 billion, net loan charge-offs for the first quarter of 2009 were $7.2 million compared to $6.7 million for the fourth quarter of 2008, and $3.9 million for the first quarter of 2008.

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

Valley’s allocated reserves for the commercial loan portfolio increased $3.6 million or 28 basis points as a percentage of the portfolio during the period due to increases in reserves for non-accrual and other factors identified by management. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

	March 31, 2009		December 31, 2008		March 31, 2008
	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category
Loan category:

Commercial*	$47,796	2.53%	$44,163	2.25%	$32,071	2.02%

Mortgage:
Construction	15,621	3.10%	15,885	3.11%	11,799	2.96%
Residential mortgage	4,750	0.22%	4,434	0.20%	3,310	0.16%
Commercial mortgage	9,824	0.29%	10,035	0.30%	9,611	0.39%

Total mortgage loans	30,195	0.50%	30,354	0.50%	24,720	0.50%

Consumer:
Home equity	1,702	0.28%	1,696	0.28%	1,611	0.30%
Other consumer	11,419	0.86%	12,622	0.86%	9,717	0.62%

Total consumer loans	13,121	0.68%	14,318	0.69%	11,328	0.54%

Unallocated	6,365	NA	5,903	NA	6,911	NA

	$97,477	0.99%	$94,738	0.93%	$75,030	0.87%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $57.0 million, or 0.58 percent of loans at March 31, 2009 compared to $45.7 million, or 0.45 percent of loans at December 31, 2008. Non-accrual loans increased $14.3 million at March 31, 2009 as compared to December 31, 2008, while OREO declined $3.0 million over the same period. The increase in non-accrual loans was mostly due to two commercial loans totaling $7.8 million and two commercial mortgage loans totaling $2.0 million. OREO declined due to the transfer of one office property to fixed assets during the first quarter of 2009, as Valley will utilize the location for additional bank lending and retail services.

Loans past due 90 days or more and still accruing decreased $2.1 million to $13.5 million, or 0.14 percent of total loans at March 31, 2009 compared to $15.6 million, or 0.15 percent at December 31, 2008 mainly due to the migration of certain commercial and commercial mortgage loans to non-accrual. Loans past due 90 days or more and still accruing include matured performing loans in the normal process of renewal which totaled approximately $913 thousand and $4.0 million at March 31, 2009 and December 31, 2008, respectively. Management believes the current level of delinquencies reflects the strength of its underwriting policies given the difficult economic climate, and is relatively small in comparison to the credit problems being reported by other financial service providers.

Loans and Deposits

During the quarter, loans decreased $305.8 million to approximately $9.8 billion at March 31, 2009. The linked quarter decrease was mainly comprised of decreases in automobile, residential mortgage, and commercial loans of $119.2 million, $104.3 million and $76.8 million, respectively, partially offset by a $23.5 million increase in commercial mortgage loans. Our automobile loan portfolio has declined for three consecutive quarters mainly due to low consumer demand for such products, as well

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

as Valley’s move to strengthen its already conservative auto loan underwriting standards in light of the current economic conditions. The decline and lack of growth in the residential mortgage loan portfolio during the first quarter of 2009 was due to our sale or intention to sell (i.e., loans held for sale are presented separate from the loan portfolio) most refinanced loans and new loan originations in the secondary market. The loan sales are based on the current low level of interest rates and our management strategies for balance sheet and interest rate risk. The decline in commercial loans is partly due to seasonal declines in the usage of commercial lines of credit by our customers. The increase in commercial mortgage loans is mainly the result of the expansion of Valley’s lending teams through its growing branch network coupled with the continued benefits from the dislocation in the credit markets for new loans with quality borrowers. We may experience further declines in automobile and residential mortgage loans during 2009 if the economy continues to weaken and we maintain our current asset/liability management strategies.

During the quarter, deposits increased $185.7 million to approximately $9.4 billion at March 31, 2009. At March 31, 2009, non-interest bearing deposits, savings, NOW, and money market, and time deposits increased by $87.5 million, $62.9 million and $35.3 million, respectively, as compared to December 31, 2008. The increases in both non-interest bearing and savings, Now, and money market deposits is partly due to the migration of customer repo sweep account balances (recorded as short-term borrowings) into these accounts. The lower customer repo balances can be attributed to the Company’s reduction in collateral positions to support the repo product and lower interest rates which reduce the customers’ incentive to overnight sweep their demand deposit balances. Time deposits increased mainly due to growth in municipal certificates of deposit during the first quarter of 2009.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $110.8 million for the first quarter of 2009, an increase of $13.8 million from the same quarter of 2008 and an increase of $2.1 million from the linked quarter ended December 31, 2008. The linked quarter increase was primarily due to a 28 basis point decline in the cost of average interest bearing deposits and higher average taxable investment balances during the first quarter of 2009. The positive effect of these items on our net interest income was partially negated by a 22 basis point decline in the yield on average loans during the three months ended March 31, 2009. During the first quarter of 2009, the yield on interest earning assets and the cost of interest bearing liabilities declined due to several factors, including a decrease of approximately 102 basis points in the average target Federal funds rate as compared to the fourth quarter of 2008.

The net interest margin on a tax equivalent basis was 3.35 percent for the first quarter of 2009, an increase of 5 basis points from 3.30 percent for the linked quarter ended December 31, 2008 and unchanged as compared to the first quarter of 2008. The cost of average interest bearing liabilities declined 18 basis points from the fourth quarter of 2008 mainly due to a 26 basis point decrease in the cost of average time deposits, as maturing higher cost certificates of deposit repriced at lower interest rates. The yield on average interest earning assets decreased by 14 basis points on a linked quarter basis mainly due to a 22 basis point decrease in yield on average loans as compared to the three months ended December 31, 2008.

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

Valley’s cost of total deposits remained relatively low by industry standards at 1.54 percent for the first quarter of 2009 compared to 1.76 percent for the three months ended December 31, 2008. The decrease of 22 basis points was due to lower interest rates on savings, NOW, and money market accounts, maturing certificates of deposit repricing at lower interest rates and a $63.3 million increase in average non-interest bearing deposits. The cost of average short-term borrowings increased by 30 basis points as compared to the fourth quarter of 2008 as lower cost customer repo balances declined during the first quarter of 2009 and higher cost short-term FHLB advances represented a higher portion of the average balance. These FHLB advances totaled $300 million, of which $200 million matured between February and March of 2009. The remaining $100 million in FHLB advances matured in April 2009.

Non-Interest Income (Loss)

First quarter of 2009 compared with first quarter of 2008

Non-interest income for the first quarter of 2009 increased $11.8 million to $31.0 million from $19.2 million for the quarter ended March 31, 2008 due to increases in net trading gains and net gains on sales of loans, partially offset by decreases in net gains on securities transactions and bank owned life insurance (“BOLI”) income. For the first quarter of 2009, net trading gains increased $16.4 million to a gain of $13.2 million from a net loss of $3.2 million at March 31, 2008. The increase in net trading gains is mainly due to a $13.8 million gain on the change in the fair value of Valley’s junior subordinated debentures carried at fair value in the first quarter of 2009 compared to a loss of $1.7 million on such debentures for the same period in 2008. The net trading losses in the first quarter of 2008 also included a loss of $1.1 million on the change in fair value of a FHLB advance held at fair value (no FHLB advances were held at fair value in the first quarter of 2009). Net gains on sales of loans increased $1.8 million to $2.1 million for the quarter ended March 31, 2009 mainly due to higher sale volumes. Valley is currently selling most refinanced and new residential mortgage loan originations in the secondary market due to the historically low level of current interest rates. Partially offsetting these increases, net losses on securities transactions declined by $2.4 million to a net loss of $2.2 million for the three months ended March 31, 2009 compared to a net gain of $145 thousand for the same period of 2008. The decline was primarily due to other-than-temporary impairment charges totaling $2.2 million for estimated credit losses on three private label mortgage-backed securities classified as available for sale during the 2009 period. BOLI income decreased $1.9 million as compared to the first quarter of 2008 mainly due to the severe downturn in financial markets and its negative impact on the performance of the underlying investment securities of the BOLI asset.

First quarter of 2009 compared with fourth quarter of 2008

Non-interest income increased $32.8 million to $31.0 million for the quarter ended March 31, 2009 compared to a non-interest loss of $1.8 million for the quarter ended December 31, 2008 primarily due to higher net trading gains and a decrease in other-than-temporary impairment charges on investment securities. For the first quarter of 2009, net trading gains increased $21.3 million as compared to a net loss of $8.1 million for the fourth quarter of 2008. The increase in net trading gains is mainly due to a $13.8 million gain on the change in the fair value of Valley’s junior debentures carried at fair value in the first quarter of 2009 compared to a loss of $5.9 million on such debentures for the quarter ended December 31, 2008. Net losses on securities transactions for the quarter ended March 31, 2009

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

included other-than-temporary impairment charges of approximately $2.2 million for estimated credit losses on three private label mortgage backed securities classified as available for sale as compared to the linked quarter of 2008 which included other-than-temporary impairment charges of $17.5 million mainly related to Fannie Mae and Freddie Mac perpetual preferred securities and three other investment securities, net of gains on the sale of certain available for sale securities during the 2008 period. Net gains on sales of loans for the first quarter of 2009 increased $1.9 million from $268 thousand for the quarter ended December 31, 2008 due to Valley’s decision to sell most refinanced and new residential mortgage loans in the secondary market throughout the first quarter. Insurance premiums increased $927 thousand due to higher quarterly bonus commissions received from insurance carriers during the 2009 period.

Non-Interest Expense

First quarter of 2009 compared with first quarter of 2008

Non-interest expense increased approximately $9.4 million to $76.9 million for the quarter ended March 31, 2009 from $67.5 million for the quarter ended March 31, 2008. Other non-interest expense increased by $3.5 million mainly due to a $2.9 million increase in Federal Deposit Insurance Corporation (“FDIC”) insurance premiums caused by depletion of our prior acquisition credit, higher assessment rates and our election to participate in the FDIC’s Temporary Liquidity Guarantee Program. Amortization of other intangible assets increased $1.1 million due to a $1.1 million impairment charge recognized on the fair value of loan servicing rights during the first quarter of 2009. Salary and employee benefits increased a combined $2.6 million and net occupancy and equipment expense increased $2.1 million as compared to the first quarter of 2008 primarily due to Valley’s acquisition of Greater Community Bancorp and its 16 full-service branches on July 1, 2008, as well as additional staffing needed at 7 de novo branches opened since March 31, 2008.

First quarter of 2009 compared with fourth quarter of 2008

Non-interest expense decreased by $3.0 million, or 3.8 percent to $76.9 million for the first quarter of 2009 from $79.9 million for the linked quarter ended December 31, 2008. Other non-interest expense decreased $6.7 million mainly due to a $4.6 million loss recorded in the fourth quarter of 2008 on the discovery of a check fraud scheme perpetrated by a long-time commercial customer and a $3.1 million expense accelerated in the 2008 period on the termination of a hedging relationship, partially offset by higher FDIC insurance premiums in the first quarter of 2009. Salary and employee benefits increased a combined $1.5 million primarily due to higher payroll taxes during the 2009 period as annual tax limits on employee income reduced such expenses in the fourth quarter of 2008. Additionally, net occupancy and equipment expense increased $1.8 million from the linked quarter due to normal seasonal related increases in utilities and other maintenance expenses, as well as two de novo branches opened during the first quarter of 2009.

Income Tax Expense

Income tax expense was $16.2 million for the three months ending March 31, 2009, reflecting an effective tax rate of 30.3 percent, compared with $11.7 million for the same period of 2008, reflecting

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

an effective tax rate of 27.1 percent. The increase compared to the prior comparable quarter was primarily due to lower tax advantaged income and increased state tax expense in the first quarter of 2009.

Management expects that Valley’s adherence to FIN 48 will continue to result in increased volatility in Valley’s future quarterly and annual effective income tax rates because FIN 48 requires that any change in judgment or change in measurement of a tax position taken in a prior annual period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies. For the remainder of 2009, Valley anticipates an effective tax rate of 30 percent.

De novo Branch Program

Over the last several years, Valley has maintained a branch expansion plan which focuses on finding attractive building sites and expanding its presence in the New Jersey counties and towns neighboring Valley’s current office locations, as well as in Manhattan, Kings and Queens Counties in New York. During the first quarter of 2009, Valley opened its third branch in Queens and its fourteenth branch in Manhattan. Valley anticipates completing eight additional de novo branch projects during the remainder of 2009, including three branch locations in both Brooklyn and Queens.

The current downturn in the economy, coupled with the possibility that acquisition opportunities may become available, are expected to slow future branch expansions on a de novo basis. Generally, new branches can add immediate franchise value; however, the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years as the branch operations become individually profitable. To partially mitigate such increases, Valley continuously monitors the profitability and service coverage of its branch network. Based on such analysis, two branch locations in New Jersey, one owned and one leased, were closed during the first quarter of 2009. The owned location is under contract to be sold and such sale is expected to be completed in the second or third quarter of 2009. The sale will result in an immaterial gain.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with $14.4 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 194 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Valley National Bancorp (NYSE: VLY)

2009 First Quarter Earnings

April 23, 2009

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2008.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended
($ in thousands, except for share data)	March 2009	December 2008	March 2008
FINANCIAL DATA:
Net interest income	$109,564	$107,407	$95,582
Net interest income - FTE (2)	110,845	108,730	97,026
Non-interest income (loss)	30,985	(1,821)	19,227
Non-interest expense	76,946	79,969	67,478
Income tax expense (benefit)	16,238	(2,945)	11,748
Net income	37,384	16,930	31,583
Dividends on preferred stock and accretion	4,224	2,090	0
Net income available to common stockholders	33,160	14,840	31,583
Weighted average number of shares outstanding (3):
Basic	141,775,444	141,720,238	132,185,730
Diluted	141,775,452	141,783,649	132,323,016
Per common share data (3):
Basic earnings	$0.23	$0.10	$0.24
Diluted earnings	0.23	0.10	0.24
Cash dividends declared	0.19	0.19	0.19
Book value	7.73	7.56	7.25
Tangible book value (1)	5.48	5.30	5.72
Closing stock price - high	18.91	21.70	18.56
Closing stock price - low	8.38	14.68	15.92

CORE ADJUSTED FINANCIAL DATA (1):
Net income available to common stockholders, as adjusted	$34,519	$25,592	$31,813
Basic earnings per share, as adjusted	0.24	0.18	0.24
Diluted earnings per share, as adjusted	0.24	0.18	0.24

FINANCIAL RATIOS:
Net interest margin	3.31%	3.26%	3.30%
Net interest margin - FTE (2)	3.35	3.30	3.35
Annualized return on average assets	1.03	0.47	1.00
Annualized return on average shareholders’ equity	10.94	5.44	13.25
Annualized return on average tangible shareholders’ equity (1)	14.29	7.33	16.86
Efficiency ratio (4)	54.75	75.74	58.77

CORE ADJUSTED FINANCIAL RATIOS (1):
Annualized return on average assets, as adjusted	1.07%	0.77%	1.01%
Annualized return on average shareholders’ equity, as adjusted	11.33	8.90	13.35
Annualized return on average tangible shareholders’ equity, as adjusted	14.81	11.99	16.98
Efficiency ratio, as adjusted	53.91	64.94	58.59

Valley National Bancorp

Consolidated Financial Highlights

	Three Months Ended
(in thousands)	March 2009	December 2008	March 2008
AVERAGE BALANCE SHEET ITEMS:
Assets	$14,471,260	$14,392,629	$12,582,453
Interest earning assets	13,254,991	13,185,979	11,576,697
Loans	10,015,090	10,107,769	8,539,812
Interest bearing liabilities	10,839,876	10,954,697	9,689,201
Deposits	9,379,081	9,160,293	8,181,464
Shareholders’ equity	1,367,247	1,244,827	953,240

ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$94,738	$89,761	$74,935
Provision for credit losses	9,981	11,632	4,000
Charge-offs	(8,041)	(7,417)	(4,602)
Recoveries	799	762	697

End of period	$97,477	$94,738	$75,030
Components:
Allowance for loan losses	$95,913	$93,244	$72,917
Reserve for unfunded letters of credit	1,564	1,494	2,113

Allowance for credit losses	$97,477	$94,738	$75,030

	As of
	March 31, 2009	December 31, 2008	March 31, 2008
BALANCE SHEET ITEMS:
Assets	$14,429,597	$14,718,129	$12,961,211
Loans	9,837,932	10,143,690	8,667,484
Deposits	9,418,591	9,232,923	8,412,603
Shareholders’ equity	1,387,387	1,363,609	958,772

CAPITAL RATIOS:
Tier 1 leverage ratio	9.17%	9.10%	7.58%
Risk-based capital - Tier 1	12.07	11.45	9.63
Risk-based capital - Total Capital	13.91	13.19	11.42

ASSET QUALITY:
Non-accrual loans	$47,388	$33,073	$31,832
Other real estate owned	5,241	8,278	233
Other repossessed assets	4,346	4,317	1,202

Total non-performing assets	$56,975	$45,668	$33,267
Loans past due 90 days or more and still accruing	$13,486	$15,557	$7,796

ASSET QUALITY RATIOS:
Non-performing assets to total loans	0.58%	0.45%	0.38%
Loans past due 30 days or more to total loans	1.34	1.06	0.93
Allowance for credit losses to total loans	0.99	0.93	0.87
Annualized net charge-offs to average loans	0.29	0.21	0.18

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended
(Dollars in thousands, except for share data)	March 2009	December 2008	March 2008
Tangible book value per common share
Common shares outstanding	141,775,940	141,775,232	132,229,312

Shareholders’ equity	$1,387,387	$1,363,609	$958,772
Less: Preferred stock	(292,013)	(291,539)	0
Less: Goodwill and other intangible assets	(318,907)	(321,100)	(202,858)

Tangible shareholders’ equity	$776,467	$750,970	$755,914
Tangible book value	$5.48	$5.30	$5.72

Annualized return on average tangible equity
Net income	$37,384	$16,930	$31,583

Average shareholders’ equity	1,367,247	1,244,827	953,240
Less: Average goodwill and other intangible assets	(320,635)	(321,560)	(203,798)

Average tangible shareholders’ equity	$1,046,612	$923,267	$749,442
Annualized return on average tangible shareholders’ equity	14.29%	7.33%	16.86%

Adjusted net income available to common stockholders
Net income, as reported	$37,384	$16,930	$31,583
Add: Impairment charges on investment securities, net	1,359	10,752	230

Net income, as adjusted	38,743	27,682	31,813
Dividends on preferred stock and accretion	4,224	2,090	0

Net income available to common stockholders, as adjusted	$34,519	$25,592	$31,813

Adjusted per common share data
Net income available to common stockholders, as adjusted	$34,519	$25,592	$31,813
Average number of basic shares outstanding	141,775,444	141,720,238	132,185,730
Basic earnings, as adjusted	$0.24	$0.18	$0.24
Average number of diluted shares outstanding	141,775,452	141,783,649	132,323,016
Diluted earnings, as adjusted	$0.24	$0.18	$0.24

Adjusted annualized return on average assets
Net income, as adjusted	$38,743	$27,682	$31,813
Average assets	14,471,260	14,392,629	12,582,453

Annualized return on average assets, as adjusted	1.07%	0.77%	1.01%

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended
(Dollars in thousands, except for share data)	March 2009	December 2008	March 2008
Adjusted annualized return on average shareholders’ equity
Net income, as adjusted	$38,743	$27,682	$31,813
Average shareholders’ equity	1,367,247	1,244,827	953,240
Annualized return on average shareholders’ equity, as adjusted	11.33%	8.90%	13.35%

Adjusted annualized return on average tangible shareholders’ equity
Net income, as adjusted	$38,743	$27,682	$31,813
Average tangible shareholders’ equity	1,046,612	923,267	749,442
Annualized return on average tangible shareholders’ equity, as adjusted	14.81%	11.99%	16.98%

Adjusted efficiency ratio
Total non-interest expense	$76,946	$79,969	$67,478

Net interest income	109,564	107,407	95,582
Non-interest income	30,985	(1,821)	19,227
Add: Impairment charges on investment securities	2,171	17,548	354

Gross operating income, as adjusted	$142,720	$123,134	$115,163
Efficiency ratio, as adjusted	53.91%	64.94%	58.59%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(3)	Share data reflects the five percent common stock dividend declared on April 14, 2009, to be issued May 22, 2009 to shareholders of record on May 8, 2009.
(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

($ in thousands, except for share data)

	March 31, 2009	December 31, 2008
Assets
Cash and due from banks	$241,187	$237,497
Interest bearing deposits with banks	537,421	343,010
Investment securities:
Held to maturity, fair value of $1,040,465 at March 31, 2009 and $1,069,245 at December 31, 2008	1,125,026	1,154,737
Available for sale	1,380,891	1,435,442
Trading securities	44,549	34,236

Total investment securities	2,550,466	2,624,415

Loans held for sale, at fair value	40,328	4,542
Loans	9,837,932	10,143,690
Less: Allowance for loan losses	(95,913)	(93,244)

Net loans	9,742,019	10,050,446

Premises and equipment, net	266,996	256,343
Bank owned life insurance	301,429	300,058
Accrued interest receivable	58,817	57,717
Due from customers on acceptances outstanding	5,859	9,410
Goodwill	295,146	295,146
Other intangible assets, net	23,761	25,954
Other assets	366,168	513,591

Total Assets	$14,429,597	$14,718,129

Liabilities
Deposits:
Non-interest bearing	$2,205,796	$2,118,249
Interest bearing
Savings, NOW and money market	3,556,268	3,493,415
Time	3,656,527	3,621,259

Total deposits	9,418,591	9,232,923

Short-term borrowings	301,175	640,304
Long-term borrowings	3,006,290	3,008,753
Junior subordinated debentures issued to capital trusts (includes fair value of $126,310 at March 31, 2009 and $140,065 at December 31, 2008 for VNB Capital Trust I)	151,618	165,390
Bank acceptances outstanding	5,859	9,410
Accrued expenses and other liabilities	158,677	297,740

Total Liabilities	13,042,210	13,354,520

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; issued 300,000 shares at March 31, 2009 and December 31, 2008	292,013	291,539
Common stock, no par value, authorized 200,430,392 shares; issued 143,722,147 shares at March 31, 2009 and 143,722,114 at December 31, 2008	48,243	48,228
Surplus	1,048,236	1,047,085
Retained earnings	99,971	85,234
Accumulated other comprehensive loss	(53,546)	(60,931)
Treasury stock, at cost (1,946,207 common shares at March 31, 2009 and 1,946,882 common shares at December 31, 2008)	(47,530)	(47,546)

Total Shareholders’ Equity	1,387,387	1,363,609

Total Liabilities and Shareholders’ Equity	$14,429,597	$14,718,129

*	Share data reflects the five percent common stock dividend declared on April 14, 2009 to be issued on May 22, 2009 to shareholders of record on May 8, 2009.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)

	Three Months Ended
	March 2009	December 2008	March 2008
Interest Income
Interest and fees on loans	$143,855	$150,805	$135,629
Interest and dividends on investment securities:
Taxable	35,345	33,286	34,142
Tax-exempt	2,372	2,447	2,665
Dividends	1,273	(85)	2,252
Interest on federal funds sold and other short-term investments	230	158	1,496

Total interest income	183,075	186,611	176,184

Interest Expense
Interest on deposits:
Savings, NOW and money market	5,887	8,661	14,065
Time	30,179	31,600	30,488
Interest on short-term borrowings	2,551	3,522	2,307
Interest on long-term borrowings and junior subordinated debentures	34,894	35,421	33,742

Total interest expense	73,511	79,204	80,602

Net Interest Income	109,564	107,407	95,582
Provision for credit losses	9,981	11,632	4,000

Net Interest Income after Provision for Credit Losses	99,583	95,775	91,582

Non-Interest Income
Trust and investment services	1,645	1,875	1,768
Insurance premiums	2,993	2,066	3,372
Service charges on deposit accounts	6,637	7,172	6,581
(Losses) gains on securities transactions, net	(37)	6,002	499

Other-than-temporary impairment losses on securities	(5,905)	(17,548)	(354)
Portion of loss recognized in other comprehensive income	3,734	—	—

Net impairment losses	(2,171)	(17,548)	(354)

Trading gains (losses), net	13,219	(8,089)	(3,191)
Fees from loan servicing	1,176	1,546	1,252
Gains on sales of loans, net	2,144	268	333
Gains on sale of assets, net	174	262	93
Bank owned life insurance	1,371	1,363	3,240
Other	3,834	3,262	5,634

Total non-interest income (loss)	30,985	(1,821)	19,227

Non-Interest Expense
Salary expense	32,447	32,762	30,163
Employee benefit expense	9,270	7,451	8,955
Net occupancy and equipment expense	15,551	13,754	13,481
Amortization of intangible assets	2,816	2,117	1,746
Professional and legal fees	2,092	2,203	2,289
Advertising	845	1,015	376
Other	13,925	20,667	10,468

Total non-interest expense	76,946	79,969	67,478

Income Before Income Taxes	53,622	13,985	43,331
Income tax expense (benefit)	16,238	(2,945)	11,748

Net Income	37,384	16,930	31,583
Dividends on preferred stock and accretion	4,224	2,090	—

Net Income Available to Common Stockholders	$33,160	$14,840	$31,583

Earnings Per Common Share:*
Basic	$0.23	$0.10	$0.24
Diluted	0.23	0.10	0.24
Cash Dividends Declared Per Common Share*	0.19	0.19	0.19
Weighted Average Number of Shares Outstanding:*
Basic	141,775,444	141,720,238	132,185,730
Diluted	141,775,452	141,783,649	132,323,016

*	Share data reflects the five percent common stock dividend declared on April 14, 2009 to be issued on May 22, 2009 to shareholders of record on May 8, 2009.

Valley National Bancorp

(dollars in thousands)

	For the periods ended
	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Loan Portfolio
Commercial Loans	$1,888,564	$1,965,372	$1,905,469	$1,680,337	$1,584,190

Mortgage Loans:
Construction	504,416	510,519	470,006	399,279	399,069
Residential Mortgage	2,165,641	2,269,935	2,297,868	2,228,197	2,128,949
Commercial Mortgage	3,347,568	3,324,082	3,204,537	2,564,605	2,443,719

Total Mortgage Loans	6,017,625	6,104,536	5,972,411	5,192,081	4,971,737

Consumer Loans:
Home Equity	598,467	607,700	600,623	537,913	542,162
Credit Card	9,531	9,916	9,872	9,459	9,338
Automobile	1,245,192	1,364,343	1,474,328	1,531,537	1,483,067
Other Consumer	78,553	91,823	94,578	92,768	76,990

Total Consumer Loans	1,931,743	2,073,782	2,179,401	2,171,677	2,111,557

Total Loans	$9,837,932	$10,143,690	$10,057,281	$9,044,095	$8,667,484

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 3/31/2009			Quarter End - 12/31/2008			Quarter End - 9/30/2008			Quarter End - 6/30/2008			Quarter End - 3/31/2008
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$10,015,090	$143,859	5.75%	$10,107,769	$150,810	5.97%	$9,988,829	$151,877	6.08%	$8,897,004	$134,619	6.05%	$8,539,812	$135,638	6.35%
Taxable investments (3)	2,663,019	36,618	5.49%	2,387,822	33,201	5.56%	2,544,825	36,492	5.74%	2,723,835	38,410	5.64%	2,590,800	36,394	5.62%
Tax-exempt investments (1)(3)	245,791	3,649	5.94%	252,823	3,765	5.96%	262,079	3,857	5.89%	244,551	3,800	6.22%	254,701	4,100	6.44%
Federal funds sold and other interest bearing deposits	331,091	230	0.28%	437,565	158	0.14%	25,951	130	2.00%	75,138	406	2.16%	191,384	1,496	3.13%

Total interest earning assets	13,254,991	184,356	5.56%	13,185,979	187,934	5.70%	12,821,684	192,356	6.00%	11,940,528	177,235	5.94%	11,576,697	177,628	6.14%
Other assets	1,216,269			1,206,650			1,181,268			1,019,703			1,005,756

Total Assets	$14,471,260			$14,392,629			$14,002,952			$12,960,231			$12,582,453

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,565,543	$5,887	0.66%	$3,512,391	$8,661	0.99%	$3,766,357	$12,080	1.28%	$3,479,046	$11,155	1.28%	$3,386,570	$14,065	1.66%
Time deposits	3,653,422	30,179	3.30%	3,551,132	31,600	3.56%	3,228,453	27,902	3.46%	2,981,166	27,162	3.64%	2,918,671	30,488	4.18%
Short-term borrowings	454,735	2,551	2.24%	727,550	3,522	1.94%	530,408	2,122	1.60%	555,799	2,212	1.59%	406,726	2,307	2.27%
Long-term borrowings (4)	3,166,176	34,894	4.41%	3,163,624	35,421	4.48%	3,218,820	33,664	4.18%	3,008,249	32,792	4.36%	2,977,234	33,742	4.53%

Total interest bearing liabilities	10,839,876	73,511	2.71%	10,954,697	79,204	2.89%	10,744,038	75,768	2.82%	10,024,260	73,321	2.93%	9,689,201	80,602	3.33%
Non-interest bearing deposits	2,160,116			2,096,770			2,058,190			1,893,688			1,876,223
Other liabilities	104,021			96,335			80,713			77,369			63,789
Shareholders’ equity	1,367,247			1,244,827			1,120,011			964,914			953,240

Total liabilities and shareholders’ equity	$14,471,260			$14,392,629			$14,002,952			$12,960,231			$12,582,453

Net interest income/interest rate spread (5)		110,845	2.85%		108,730	2.81%		116,588	3.18%		103,914	3.01%		97,026	2.81%

Tax equivalent adjustment		(1,281)			(1,323)			(1,356)			(1,336)			(1,444)

Net interest income, as reported		$109,564			$107,407			$115,232			$102,578			$95,582

Net interest margin (6)			3.31%			3.26%			3.59%			3.44%			3.30%
Tax equivalent effect			0.04%			0.04%			0.05%			0.04%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.35%			3.30%			3.64%			3.48%			3.35%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.